Exhibit 10.32

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (the “Agreement”) is made as of the 30th day of May, 2013, by and between Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”), and DSM Venturing BV, a company incorporated under the laws of the Netherlands (the “Investor”).

The parties hereby agree as follows:

1. Purchase and Sale of Note.

1.1. Purchase of Note. Subject to the terms and conditions of this Agreement, the Company agrees to sell to Investor, and Investor agrees to purchase from the Company, a Convertible Promissory Note in the aggregate principal amount of $3,000,000.00 substantially in the form attached hereto as Exhibit A (the “Note”).

1.2. Convertibility of the Note. The Note will be convertible into equity securities of the Company upon the terms and conditions contained in the form of Note attached hereto Exhibit A. The Note and the equity securities issuable upon conversion of the Note (and the securities issuable upon conversion of such equity securities) are collectively referred to herein as the “Securities”.

1.3. Closing; Delivery. The closing of the sale and issuance of the Note shall be held at the offices of GCA Law Partners LLP in Mountain View, California at 10:00 a.m. on the day immediately subsequent to the date that all of the conditions set forth in Sections 4 and 5 below have been satisfied (the “Closing”). The date of the Closing is referred to herein as the “Closing Date.” At the Closing, the Company shall deliver to Investor the Note to be purchased by Investor against payment of the purchase price therefor by check or by wire transfer of immediately available funds made payable to the order of the Company.

1.4. Defined Terms Used in this Agreement. In addition to the terms defined above or otherwise defined herein, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or stock is acquired by the Company in a Permitted Acquisition.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Environmental Laws” means all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person.

“GAAP” means United States generally accepted accounting principles.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation.

“Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), which purchase price is due more than 90 days after the purchase of such property or service, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) all obligations of such Person as an account party in respect of letters of credit, (i) all obligations of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under or in respect of Hedging Agreements, and (k) all earn-out or similar obligations of such Person. For purposes of determining the amount of Indebtedness of any Person under clause (j) of the preceding sentence, the amount of the obligations of such Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor by contract, as a matter of law or otherwise.

“Investor Rights Agreement” means that certain Second Amended and Restated Investor Rights Agreement, dated as of March 5, 2010, among the Company and the stockholders of the Company party thereto, as in effect on the date hereof.

“Knowledge,” including the phrase “to the Company’s Knowledge,” means the actual knowledge, after reasonable inquiry, of either Pam Marrone or Don Glidewell, CEO and CFO of the Company respectively.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, prospects, property or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) any material limitation on the ability of the Company to perform its material obligations under, or the legality, validity or enforceability of, any Transaction Agreement; provided, however, that no such effect resulting from or arising out of the following shall be considered when determining if a Material Adverse Effect has occurred: (a) changes in conditions in the U.S., foreign or global economy or capital or financial markets generally, including changes in interest or exchange rates; (b) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company does business; (c) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; or (d) earthquakes, hurricanes, floods, or other natural disasters.

“Michigan Facility” means the Company’s plant facility located in Bangor, Michigan.

“MMM” means Marrone Michigan Manufacturing, LLC, a Subsidiary of the Company.

“Obligations” means the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Note, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Company under the Note or this Agreement, when and as due, and (iii) all other monetary obligations of the Company to the Investor under this Agreement and each of the other Transaction Agreements, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due.

“Permitted Acquisition” means any acquisition by the Company or a Subsidiary of the Company of all or substantially all the assets of a Person or line of business of such Person or all or substantially all of the outstanding Equity Interests of a Person, in each case, so long as:

(i) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition and the proposed acquisition is consensual; and

(ii) no Indebtedness will be incurred, assumed, or would exist with respect to the Company or any of its Subsidiaries as a result of such acquisition, other than Indebtedness permitted under Section 6.1(b) and no Liens will be incurred, assumed, or would exist with respect to the assets of the Company or any of its Subsidiaries as a result of such acquisition other than Liens permitted pursuant to Section 6.1(c).

“Person” means any individual, corporation, joint venture, association, joint stock company, partnership, trust, trustee, limited liability company, unincorporated organization, or other entity, including, without limitation, a governmental authority.

“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition of fixed assets, capital assets (whether pursuant to a loan, a capitalized lease or otherwise) or other assets (including manufacturing plants), including the development, furnishing and operation hereof.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Sale Event” shall have the meaning ascribed to such term in the Note.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subordinated Debt” means any Indebtedness of the Company subordinated to the Obligations and subject to a Subordination Agreement.

“Subordination Agreement” means any subordination agreement with respect to Subordinated Debt among the Company, the applicable creditor(s) and the Investor, in form and substance reasonably satisfactory to the Investor.

“Subsidiary” means, with respect to any Person (herein referred to as the “Parent”), any corporation, company, limited liability company, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held, by the Parent or one or more Subsidiaries of the Parent or by the Parent and one or more Subsidiaries of the Parent.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum of (a) the obligations of such Person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and, without duplication, (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Transaction Agreements” means this Agreement and the Note.

“UCC” means the California Uniform Commercial Code, as in effect from time to time.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that the following representations are true and complete as of the date of the Closing, except as otherwise indicated. For the purposes of the representations and warranties set forth in this Section 2, unless the context shall otherwise explicitly require, the term “Company” shall include the Company and each of its Subsidiaries.

2.1. Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority (i) to carry on its business as presently conducted, (ii) to enter into this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder, and (iii) to issue, sell and deliver the Note to be issued, sold and delivered to the Investor at the Closing. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2. Capitalization.

(a) The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 40,600,000 shares of Common Stock, par value $0.00001 per share, 4,021,102 shares of which are issued and outstanding, and (ii) 27,690,392 shares of Preferred Stock, par value $0.00001 per share, of which 4,673,827 are designated Series A Preferred Stock, 4,655,770 of which are issued and outstanding, of which 7,066,565 are designated Series B Preferred Stock, 7,036,465 of which are issued and outstanding, and of which 15,950,000 are designated Series C Preferred Stock, 14,997,104 of which are issued and outstanding.

(b) Under the Company’s 2011 Stock Plan (the “Plan”), (i) no shares of Common Stock have been issued pursuant to restricted stock purchase agreements, (ii) options to purchase 3,511,852 shares of Common Stock have been granted and are currently outstanding and (iii) 880,583 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company.

(c) All issued and outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

2.3. Subsidiaries. The Company has no Subsidiaries other than MMM. The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity. The Company is not a participant in, and does not hold any interest in, any joint venture, partnership or similar arrangement.

2.4. Authorization. All corporate action required to be taken by the Company’s board of directors and stockholders in order to authorize the Company to enter into and perform the Transaction Agreements and to issue the Note pursuant to this Agreement, has been taken or will be taken prior to the Closing, except for any federal and state securities laws filings which will be made in compliance with applicable law following the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements and the issuance and delivery of the Note pursuant to this Agreement has been taken or will be taken prior to the Closing except for any federal and state securities laws filings which will be made in compliance with applicable law following the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5. Valid Issuance. The Note, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Investor. Assuming the accuracy of the representations of the Investor in Section 3 of this Agreement and subject to the filings described in Section 2.6 below, the Note will be issued in compliance with all applicable federal and state securities laws and it is not necessary in connection with the offer, sale and delivery of the Note in the manner contemplated by this Agreement to register the Note under any applicable federal or state securities laws.

2.6. Governmental Consents and Filings. Assuming the accuracy of the representations made by the Investor in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, the entry by the Company into the Transaction Agreements and the issuance of the Note hereunder, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7. Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, currently threatened against the Company, including any such action, suit, proceeding or investigation that questions the validity of this Agreement or the Transaction Agreements, or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the Company’s Knowledge, threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate (including, without limitation, a petition in bankruptcy or insolvency).

2.8. Intellectual Property.

(a) To the Company’s Knowledge, the Company owns or possesses or can obtain on commercially reasonable terms sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes that are material to its business as now conducted.

(b) To the Company’s Knowledge, the Company has not misappropriated and is not infringing upon the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights of any party. To the Company’s Knowledge, none of the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights owned by the Company is being infringed by activities, products or services of, or is being misappropriated by, any third party. The Company has not received any written or, to its Knowledge, other communications alleging that the Company has violated or, the Company by conducting its business as currently proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person or entity.

(c) The Company is not aware that any of its employees is obligated under any contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as currently proposed to be conducted.

2.9. Compliance with Law and Other Instruments. The Company is not in violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any judgment, order, writ or decree, (iii) of any material provision of any note, indenture or mortgage, material agreement or instrument to which it is a party or by which it is bound, or (iv) of any material provision of federal or state statute, rule, regulation, ordinance, principle of common law or any other law applicable to the Company. The execution, delivery and performance of the Transaction Agreements, the consummation of the transactions contemplated by the Transaction Agreements and the issuance and delivery of the Note at the Closing will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (x) a default under, or violation of, any material provision, instrument, judgment, order, writ, decree, law, contract or agreement referred to in clause (i) through (iv) above or (y) an event which results in the creation of any Lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10. Changes. Since April 30, 2013, there has not been:

(a) Any resignation or termination of any officer, key employee or group of employees of the Company;

(b) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

(c) Any written or, to the Company’s Knowledge, other waiver by the Company of a material right or debt owed to it;

(d) To the Company’s Knowledge, any labor organization activity related to the Company;

(e) Any sale, assignment, or exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company;

(f) Any material amendment to any agreement to which the Company is or was a party or by which it is bound;

(g) Any other event or condition that, either individually or cumulatively, has materially and adversely affected the business, material assets, material liabilities, financial condition or operations of the Company;

(h) Any declaration, setting aside for payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such capital stock by the Company;

(i) Any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company;

(j) Any termination or material reduction (or to the Knowledge of the Company, any threat thereof) of customer or supplier purchases from or provision of products to the Company; or

(k) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (j) above.

2.11. Employee Matters.

(a) To the Company’s Knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in material violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s Knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any written or, to the Company’s Knowledge, other notice alleging that any such violation has occurred. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. There are no actions pending, or to the Company’s Knowledge, threatened, by any former or current employee concerning such person’s employment by the Company.

(b) Each officer and key employee of the Company is currently devoting all of his or her business time to the conduct of the business of the Company. The Company is not aware that any officer or key employee of the Company is planning to work less than full time at the Company in the future. No officer or key employee is currently working or, to the Company’s Knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

2.12. Tax Returns and Payments. The Company has never filed an S Corporation election with the Internal Revenue Service. The Company has timely filed or has obtained presently effective extensions with respect to all tax returns (federal, state and local) required to be filed by it as of the date of this Agreement. All such tax returns are true, correct and complete in all material respects. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s Knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

2.13. Insurance. The Company has in place general commercial, product liability, fire and casualty insurance policies in such amounts and covering such risks as the Company reasonably believes to be adequate for the conduct of its business (subject to reasonable deductibles), to allow it to replace any of its material tangible properties that might be damaged or destroyed and in all other respects customary for similarly situated companies. The Company carries directors’ and officers’ liability insurance and such other policies of similar insurance approved from time to time by the board of directors of the Company, issued by nationally recognized, financially sound and reputable insurers, with such coverage and in such amounts as are customary for similar companies.

2.14. Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would have a Material Adverse Effect.

2.15. Environmental and Safety Laws. To the Company’s Knowledge, the Company is not in violation in any material respect of any Environmental Law, and, to the Company’s Knowledge, no material expenditures are or will be required in order to comply with any such Environmental Law.

2.16. Disclosure. The Company has made available to the Investor all the information reasonably available to the Company that the Investor has requested for deciding whether to acquire the Note. To the Company’s knowledge, no representation or warranty of the

Company contained in the Transaction Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Investor, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

2.17. USA PATRIOT Act and Other Regulations. To the Company’s Knowledge, the Company is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA PATRIOT Act. No part of the proceeds of the Note hereunder will be used by the Company, directly or indirectly, to the Company’s Knowledge, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly, to the Company’s Knowledge, use the proceeds of the Note or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

2.18. Investment Company. The Company is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

2.19. Federal Reserve Regulations. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of the Note will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulation T, U or X.

2.20. Real Property Holding Company. The Company is not a “real property holding company” within the meaning of Section 897 of the Code.

2.21. No Solicitation or Advertisement. Neither the Company nor any Person or entity acting on its behalf has engaged, in connection with the offering of the Note, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

3. Representations and Warranties of the Investor. Investor hereby represents and warrants to the Company that:

3.1. Authorization. Investor has full power and authority to enter into the Transaction Agreements. Each of the Transaction Agreements to which the Investor is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2. Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by execution of this Agreement, the Investor hereby confirms, that the Note will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Note or the Conversion Shares. The Investor has not been formed for the specific purpose of acquiring the Note or the Conversion Shares.

3.3. Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Note with the Company’s management and has had an opportunity to review the Company’s facilities.

3.4. Restricted Securities. The Investor understands that the Note and the Conversion Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Note is, and the Conversion Shares will be, “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Note and the Conversion Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Note and the Conversion Shares, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5. No Public Market. The Investor understands that no public market now exists for the Note or the Conversion Shares, and that the Company has made no assurances that such a public market will ever exist.

3.6. Legends. The Investor understands that the Note and the Conversion Shares may bear one or all of the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Note or the Conversion Shares represented by the certificate so legended.

3.7. Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8. Regulation S. If the Investor is not a “U.S. Person” (as defined in Rule 902(o) under the Securities Act), such Investor further hereby represents, warrants and agrees that (a) its principal address is outside the United States and it was located outside the United States at the time any offer to acquire the Note or Conversion Shares was made to it, (b) it is not a “U.S. Person”, (c) it will not resell the Note or Conversion Shares unless such resale is in compliance with Regulation S under the Securities Act or any other applicable exemption under the Securities Act and (d) it will not engage in hedging transactions involving the Note or Conversion Shares unless in compliance with the Securities Act.

4. Conditions to the Investor’s Obligations at Closing. The obligations of Investor to purchase the Note at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by Investor:

4.1. Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.

4.2. Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

4.3. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note pursuant to this Agreement shall be obtained and effective as of the Closing.

4.4. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

4.5. Board Observer. The Company and DSM Venturing BV shall have entered into a board observer agreement subject to customary confidentiality, termination and other provisions.

5. Conditions of the Company’s Obligations at Closing. The obligation of the Company to sell the Note to the Investor at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Company:

5.1. Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true and correct in all respects as of the Closing.

5.2. Performance. The Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investor on or before the Closing.

5.3. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4. Consents. All corporate and third party consents in connection with the transactions contemplated at the Closing, including of the Company’s board and of the Company’s existing creditors, shall have been obtained and effective as of the Closing.

6. Covenants.

6.1. Note. For so long as the Note remains outstanding, the Company hereby covenants and agrees that it shall comply with the following covenants:

(a) Financial Statements and Inspection Rights. The Company shall deliver to the Investor the financial statements and other reports and information as set forth in, and within the time periods specified in, Section 3.1 of the Investor Rights Agreement and shall provide the Investor with the inspection rights as set forth in Section 3.2 of the Investor Rights Agreement, in each case, as if the Investor was a “Major Investor” under the Investor Rights Agreement.

(b) Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, assume or incur, or become at any time liable in respect of, any Indebtedness for borrowed money other than:

(i) Indebtedness arising under or in connection with the Note;

(ii) (A) Indebtedness of the Company existing on the Closing Date, and (B) any extensions, renewals and refinancings of any Indebtedness permitted pursuant to the foregoing clause (A) (“Refinancing Indebtedness”), provided, that, (v) such Refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced, plus the amount of any reasonable premiums or penalties required to be paid thereon plus any reasonable fees and expenses associated therewith, (w) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life to maturity than the Indebtedness being extended, renewed or refinanced, (x) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, the Refinancing Indebtedness is subordinated to the Obligations on terms no less favorable to the Investor than the Indebtedness being extended, renewed or refinanced, and (y) only the obligors in respect of the Indebtedness being extended, renewed or refinanced may become obligated with respect to such Refinancing Indebtedness;

(iii) unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of business;

(iv) Purchase Money Indebtedness with respect to MMM in respect of the Michigan Facility;

(v) cash management agreements in the ordinary course of business;

(vi) Indebtedness arising from judgments or decrees in an aggregate principal amount outstanding at any time not to exceed $100,000;

(vii) sales rebates issued by the Company and its Subsidiaries to customers in the ordinary course of business;

(viii) grants provided by the United States government in exchange for the Company’s obligation to purchase equipment specified by such grants or to fund research and development efforts specified in such grants;

(ix) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Company and its Subsidiaries in the ordinary course of business;

(x) interest rate swaps, currency swaps and similar financial products that are entered into or obtained in the ordinary course of business;

(xi) Indebtedness of (x) the Company to or from any wholly owned Subsidiary and (y) MMM owed to the Company;

(xii) (x) Indebtedness incurred in connection with a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as no Event of Default has occurred and is continuing or would result therefrom, and (y) Acquired Indebtedness;

(xiii) Subordinated Debt;

(xiv) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(xv) Indebtedness of the Company pursuant to a working capital facility secured by a first priority security interest in the Company’s Accounts (as such term is defined in the UCC) and Inventory (as such term is defined in the UCC); and

(xvi) additional Indebtedness of the Company and its Subsidiaries not otherwise described above in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

(c) Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, suffer or permit to exist Liens, other than:

(i) Liens of the Company existing as of the Closing Date or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such existing Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

(ii) Liens for taxes, fees, assessments or other governmental charges or levies (A) not yet due or as to which the period of grace, if any, related thereto has not expired, or (B) which are being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP;

(iii) attachments, judgments, and other similar Liens arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith by appropriate proceedings;

(iv) Liens of materialmen, mechanics, warehousemen, repairmen, carriers or employees or other similar Liens provided for by mandatory provisions of law (A) which are not filed or recorded for a period of more than sixty days, or (B) which are being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP;

(v) pledges or deposits made or Liens in incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or employment or insurance legislation;

(vi) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business;

(vii) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company;

(viii) Liens arising from precautionary UCC financing statements regarding operating leases;

(ix) Liens in favor of financial institutions in the ordinary course of business in connection with, and which solely encumber, deposit, disbursement or concentration accounts maintained with such financial institutions on funds and other items in such accounts;

(x) Liens securing Indebtedness permitted pursuant to Section 6.1(b)(iv);

(xi) Liens solely on any cash earnest money deposits made by the Company in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(xii) Liens securing Indebtedness permitted pursuant to Section 6.1(b)(xii);

(xiii) Liens securing Indebtedness permitted pursuant to Section 6.1(b)(xiv);

(xiv) Liens on the Company’s Accounts (as such term is defined in the UCC) and Inventory (as such term is defined in the UCC) securing Indebtedness permitted pursuant to Section 6.1(b)(xv); and

(xv) Liens securing Indebtedness permitted pursuant to Section 6.1(b)(xvi).

(d) Restrictions on Distributions. The Company will not, and will not permit any of its Subsidiaries to, pay any dividends, in cash or otherwise, or make any other distributions in respect of its capital stock or other Equity Interest, or any option, warrant or other right to acquire such capital stock or other Equity Interest, or purchase, redeem or otherwise acquire any of its outstanding capital stock or other Equity Interests, or any option, warrant or other right to acquire such capital stock or other Equity Interest, other than (A) repurchases of outstanding equity interests from employees, directors and consultants upon the termination of such employee’s, director’s or consultant’s employment or engagement by the Company at a repurchase price equal to the lesser of (x) the original price paid to the Company in respect of such equity interests or (y) the fair market value of such equity interests pursuant to agreements entered in connection with the grant of such equity interests, (B) any such dividend or distribution by a Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company, (C) any stock dividends, combinations, splits, recapitalizations and the like to the extent that such dividends or distributions are made solely in the form of additional shares of capital stock of the Company or (D) in connection with any Sale Event.

(e) Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries (other than MMM) to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary (other than MMM) to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of Company or any Subsidiary; provided, that the foregoing shall not apply to restrictions and conditions imposed by applicable law, regulation or order of any Governmental Authority.

(f) Transactions with Affiliates. Unless otherwise consented to in writing by the Investor (which consent shall not be unreasonably withheld or delayed) and except for transactions exclusively among the Company and a Subsidiary or exclusively among Subsidiaries, the Company will not, and will not permit any of its Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) the Company or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) dividends may be paid to the extent provided in this Section 6.1, (c) securities may be issued and other payments, awards or grants (in cash, securities or otherwise) may be made pursuant to, or with respect to the funding of, employment arrangements, stock or share options and stock or share ownership plans for the benefit of employees approved by the board of directors of the Company, and (d) reasonable fees and compensation may be paid to, and reasonable indemnities may be provided on behalf of, officers, directors and employees of the Company or any Subsidiary, as determined by the board of directors of the Company in good faith.

(g) Business of the Company and the Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, engage at any time in any business or business activity other than the business currently conducted by the Company and Subsidiaries and similar, related, ancillary or complementary businesses.

(h) Additional Information. The Company will furnish to the Investor: (i) promptly after the Company has Knowledge or becomes aware thereof, notice of the occurrence of any Event of Default; (ii) prompt written notice of all actions, suits and proceedings before any governmental agency or authority or arbitrator pending, or to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect.

(i) Corporate Existence. The Company shall maintain its corporate existence, rights and franchises in full force and effect.

(j) Maintenance of Insurance. The Company will, and will cause each of its Subsidiaries to, carry and maintain in full force and effect insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where the Company operates.

(k) Keeping of Records and Books of Account. The Company will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which entries will be made in accordance with GAAP.

(l) Compliance with Laws, Etc. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable material laws, rules, regulations and orders of any governmental agency or authority, including all Environmental Laws and ERISA, and the terms of any contract or other instrument to which it may be a party or under which it may be bound.

(m) Maintenance of Properties, Etc. The Company will, and will cause each of its Subsidiaries to, maintain and preserve all of its material properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear excepted.

(n) Exchange or Reissuance of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note, the Company shall deliver to the holder of the Note a new Note of like tenor for the principal amount of the Note so lost, stolen, destroyed or mutilated, subject to reasonable indemnity or similar undertaking by such holder.

(o) Conversion Event. Upon the occurrence of any transaction or event that shall result in the Note becoming convertible into any shares of capital stock of the Company, the Company will take all actions necessary such that immediately prior to the closing of such transaction or event (i) the Company will have all requisite corporate power and authority to issue, sell and deliver any shares of capital stock of the Company that may be issuable upon the conversion of the Note in accordance with its terms (the “Conversion Shares”), and (ii) such Conversion Shares, when issued, will be validly issued, fully paid and nonassessable.

(p) Ranking. The Indebtedness represented by the Note shall constitute senior indebtedness of the Company and, accordingly, shall rank (x) equal in right of payment with all of the Company’s existing and future senior Indebtedness; and (y) senior in right of payment to all of the Company’s existing and future subordinated Indebtedness.

7. Events of Default and Remedies.

7.1. Events of Default. Each of the following events or occurrences shall constitute an “Event of Default”:

(a) the Company, or any Subsidiary of the Company, shall (i) make a general assignment for the benefit of its creditors, (ii) generally not pay its debts as they become due (other than unsecured trade accounts payable paid in the ordinary course of business), (iii) file a voluntary case or petition in bankruptcy, (iv) file a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable bankruptcy or similar law pertinent to such circumstances, (v) file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against the Company or any Subsidiary of the Company, (vi)

seek or consent to, or acquiesce in, the appointment of any trustee, receiver, or liquidator of the Company or any Subsidiary of the Company, (vii) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order, entered by a court or governmental commission of competent jurisdiction, that assumes custody or control of the Company or any Subsidiary of the Company, approves a petition seeking its reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable bankruptcy or similar law without such action being dismissed or without all orders or proceedings thereunder affecting the operations or the business of the Company or any Subsidiary of the Company being stayed, or if a stay of any such order or proceedings is thereafter set aside and the action setting it aside is not timely appealed, (viii) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days, the appointment, without the consent or acquiescence of the Company or any Subsidiary of the Company of any trustee, receiver or liquidator thereof or of all or any substantial part of the assets and properties of the Company or any Subsidiary of the Company without such appointment being vacated, (ix) liquidate, wind up or dissolve or suspend its operations other than in the ordinary course of business or other than in connection with a Sale Event, or (x) take any action to authorize any of the foregoing;

(b) a default shall occur in the observance or performance by the Company of any covenant or agreement contained in this Agreement or the Note, which default continues for a period of thirty (30) days after the Company receives written notice specifying the default from Investor;

(c) a representation or warranty made herein or in any certificate or other instrument furnished by or on behalf of the Company in connection with this Agreement or the Note shall prove to have been false or misleading when made in any material respect;

(d) an uncured default or defaults occur under the terms of one or more instruments or agreements evidencing Indebtedness of the Company or any Subsidiary of the Company in an aggregate principal amount in excess of $100,000;

(e) the rendering of a final judgment or judgments against the Company or any Subsidiary of the Company in an amount of more than $500,000 which remains undischarged or unstayed for a period of sixty (60) days; or

(f) the Company shall fail to pay any amount (whether for principal, interest or otherwise) that becomes due under the Note or this Agreement when such amount becomes due.

7.2. Remedies.

(a) Action in Bankruptcy. If any Event of Default described in Section 7.1(a) shall occur, the outstanding principal amount of the Note, and all accrued and unpaid interest thereon, shall automatically become immediately due and payable, without notice, demand or presentment.

(b) Action if Other Event of Default. If any Event of Default described in Sections 7.1(b) through 7.1(f) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Investor may, by written notice to the Company, declare all or any portion of the outstanding principal amount of the Note, and all accrued and unpaid interest thereon, immediately due and payable, without further notice, demand or presentment.

(c) Other Rights and Remedies. In addition to the foregoing and subject to the limitations set forth herein, the holder of the Note shall be entitled to exercise such other rights and remedies available at law or in equity.

8. Miscellaneous.

8.1. Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor or the Company.

8.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Investor shall not be entitled to transfer any rights or obligations under this Agreement or any other Transaction Agreement without the prior written consent of the Company. The Company shall not be entitled to transfer any of its rights or obligations under this Agreement or any other Transaction Agreement without the prior written consent of the Investor.

8.3. Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

8.4. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business (1) day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on their signature page hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.6.

8.7. No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.8. Fees and Expenses. Each party shall pay its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the other Transaction Agreements.

8.9. Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10. Amendments and Waivers. Except as expressly provided herein, neither this Agreement, the Note nor any term hereof or thereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that this Agreement, the Note and any provision thereof may be modified or amended with the written consent of the Investor and the Company.

8.11. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.12. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.13. Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.14. “Market Stand-Off” Agreement. Investor hereby agrees that, during the period of duration specified by the Company, not to exceed eighteen (18) months following the effective date of the registration statement for the Company’s initial public offering, it shall not, to the extent requested by the Company, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company issued to it upon conversion of the Note and held by it at any time during such period. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of Investor (and the shares or other securities of every other person subject to the foregoing restriction) until the end of such period.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first written above.

COMPANY:

MARRONE BIO INNOVATIONS, INC.

By:	/s/ Pamela G. Marrone

Name:	Pamela G. Marrone
Title:	CEO & President

Address:

2121 Second Street, Ste. B-107 Davis, California CA 95618

INVESTOR:

DSM VENTURING BV

By:	/s/ G. Hennen

Name:	G. Hennen
Title:	Director Finance & Control

Address:

Mauritslaan 49 6129 EL Urmond The Netherlands

By:	/s/ J. Freelance

Name:	J. Freelance
Title:	Director of Venturing

THE SECURITIES REPRESENTED BY THIS NOTE, AND ISSUABLE PURSUANT TO THE TERMS HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN, AND WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE PROMISSORY NOTE

$3,000,000.00	May [__], 2013 Davis, California

No. [N-            ]

FOR VALUE RECEIVED, MARRONE BIO INNOVATIONS, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of DSM Venturing BV (the “Holder”), in lawful money of the United States of America and in immediately available funds, Three Million Dollars ($3,000,000.00), together with accrued and unpaid interest on the unpaid principal balance of this Note from time to time outstanding, each due and payable on the dates and in the manner set forth below.

This Convertible Promissory Note is the Note referred to, and is executed and delivered in connection with, that certain Convertible Note Purchase Agreement, dated as of May [__], 2013, between the Company and the Holder (as the same may from time to time be amended, modified or supplemented or restated, the “Purchase Agreement”). Additional rights of the Holder are set forth in the Purchase Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement.

1. Principal Repayment. Unless this Note has been converted in full in accordance with the terms of Section 4 below, and subject to acceleration as provided herein or in the Purchase Agreement, the outstanding principal amount of this Note and all unpaid accrued interest shall be fully due and payable in cash on the Maturity Date.

2. Interest Rate.

(a) Interest Rate. The outstanding principal amount of this Note shall bear interest at a rate equal to the Applicable Interest Rate per annum from the date hereof to (and including) the date on which the entire principal amount of this Note is paid in full, regardless of the commencement of any bankruptcy or insolvency proceedings against the Company. All accrued and unpaid interest hereunder shall be due and payable on the Maturity Date. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

(b) Default Interest. From and after the occurrence of, and during the continuance of, any Event of Default, the outstanding principal amount of this

1

Note shall bear interest at the Applicable Interest Rate per annum under clause (a) above, plus 4% per annum.

3. Place of Payment. All amounts payable hereunder shall be payable at the office of the Holder, unless another place of payment shall be specified in writing by the Holder.

4. Conversion.

4.1 Definitions. As used in this Note, the following terms shall have the following meanings:

(a) “Applicable Interest Rate” means, as of any date of determination, (i) for the period from, and including the date hereof, through and including the Initial Maturity Date, 10%, (ii) for the period from the Initial Maturity Date, through and including the First Extension Maturity Date, 12%, and (iii) for the period from the First Extension Maturity Date, through and including the Final Maturity Date, 14%.

(b) “Common Stock” shall mean the Company’s Common Stock Common Stock, par value $0.0001 per share.

(c) “Common Stock Equivalents” shall mean any stock or equity security convertible into or exchangeable for Common Stock and any warrant or option to acquire Common Stock or any such convertible or exchangeable security.

(d) “Conversion Amount” shall mean, as of any Conversion Date, an amount equal to the aggregate outstanding principal balance of this Note as of such Conversion Date, together with all accrued and unpaid interest thereon through the Conversion Date.

(e) “Conversion Date” shall mean any Qualified Financing Conversion Date, Non-Qualified Financing Conversion Date or Sale Event Conversion Date, as applicable.

(f) “Equity Financing” shall mean any issuance and sale for cash of Common Stock or Common Stock Equivalents by the Company occurring after the date hereof; provided, however, that (i) the issuance and sale of the Note pursuant to the terms of the Purchase Agreement shall not constitute an Equity Financing for the purposes of this Note, and (ii) the issuance of any “Excluded Securities” of the type specified in clauses (a) through (g) and clauses (i) through (k) of Section 4.6 of the Investor Rights Agreement shall not constitute an Equity Financing for the purposes of this Note.

(g) “Final Maturity Date” shall mean [May __, 2018].

(h) “First Extension Maturity Date” shall mean [May __, 2017].

2

(i) “Initial Maturity Date” shall mean [May __, 2016].

(j) “Maturity Date” shall initially mean the Initial Maturity Date; provided, however, that (i) the Company shall have the right, exercisable upon delivery of written notice thereof by the Company to the Holder at least 5 days prior to the Initial Maturity Date, to extend the Maturity Date of the Note to the First Extension Maturity Date, and, in the event that the Maturity Date is duly extended in accordance with the foregoing, the “Maturity Date” shall thereafter mean the First Extension Maturity Date, and (ii) in the event that the Maturity Date is extended to the First Extension Maturity Date pursuant to clause (i) above, the Company shall have the right, exercisable upon delivery of written notice thereof by the Company to the Holder at least 5 days prior to the First Extension Maturity Date, to extend the Maturity Date of the Note to the Final Maturity Date, and, in the event that the Maturity Date is duly extended in accordance with the foregoing, the “Maturity Date” shall thereafter mean the Final Maturity Date.

(k) “New Securities” shall mean the identical class or series of Common Stock or Common Stock Equivalents of the Company issued and sold in a Qualified Financing.

(l) “Qualified Financing” shall mean the first Equity Financing (or substantially concurrent Equity Financings), primarily for equity financing purposes, occurring after the date hereof which results in immediately available gross proceeds to the Company, excluding proceeds from this Note and any other indebtedness of the Company that converts into equity in such financing, of at least $20 million; provided, that, in order for any such Equity Financing to constitute a “Qualified Financing,” at least 50% of the amount invested in such Equity Financing must be made by Persons who are not (i) a holder of Common Stock or Common Stock Equivalents of the Company, (ii) an Affiliate of the Company, (iii) any strategic investor or (iv) an Affiliate of any of the Persons identified in clauses (i), (ii) or (iii) above.

(m) “Qualified Financing Conversion Price” shall mean the product of (i) the purchase price per share paid by the purchasers of the New Securities issued and sold in the Qualified Financing, times (ii) 70%.

(n) “Sale Event” shall mean (i) a sale or transfer of all or substantially all of the Company’s assets, (ii) a sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (iii) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of more that 50% of the outstanding voting power of the Company, (iv) any “Liquidation Event” (as defined in the Certificate of Incorporation (as in effect on the date hereof)), or (v) any sale, lease, exclusive license or other disposition of any material portion of the assets of the Company (or any of its Subsidiaries), including, without limitation, any such disposition effected through an investment in, or other transfer to, any joint venture or similar

3

arrangement; provided that, subject to the provisions of Section 6.1 of the Purchase Agreement, a transaction shall not constitute a Sale Event if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(o) “Sale Event Conversion Price” shall mean, with respect to any Sale Event, the product of (i) the Sale Event Value Per Share with respect to such Sale Event, times (ii) 70%.

(p) “Sale Event Value Per Share” shall mean (i) with respect to any Sale Event in which the proceeds of such Sale Event shall be paid to the holders of Common Stock and Common Stock Equivalents, the Value of the proceeds per share of Common Stock payable to the holders of Common Stock in connection with such Sale Event (calculated on a per share of Common Stock basis and calculated on a pro forma basis after giving effect to the conversion of this Note in connection with such Sale Event), and (ii) with respect to any Sale Event in which the proceeds of such Sale Event shall be paid to the Company or any of its Subsidiaries, the aggregate amount per share of Common Stock that would be distributable to the holders of Common Stock (calculated on a per share of Common Stock basis and calculated on a pro forma basis after giving effect to the conversion of this Note in connection with such Sale Event) pursuant to Article IV, Section D(3) of the Certificate of Incorporation assuming that (x) such Sale Event constituted a “Liquidation Event” under the Certificate of Incorporation and (y) the Company made a distribution to the holders of the Company’s Preferred Stock and Common Stock (determined on a pro forma basis after giving effect to the conversion of this Note in connection with such Sale Event) under Article IV, Section D(3) of the Certificate of Incorporation on the date of such Sale Event in an aggregate amount equal to the Value of the proceeds in respect of such Sale Event received by the Company on the date of such Sale Event.

(q) “Value” shall mean (a) the value as determined in the manner provided in Article IV, Section D(3) of the Certificate of Incorporation (it being understood that such determination of value shall also be applied by the Company in respect of any determination thereof required by the Certificate of Incorporation in connection with such Sale Event), or (b) such other amount agreed to in writing by the Company and the Holder.

4.2 Mandatory Conversion Upon a Qualified Financing.

(a) Conversion. If the Company consummates a Qualified Financing prior to the occurrence of the Maturity Date, the aggregate outstanding principal balance of this Note and all accrued and unpaid interest thereon shall, on the closing date of such Qualified Financing (the “Qualified Financing Conversion Date”), automatically convert in whole without any further action by the Company or the Holder, and without the payment of additional consideration by the Holder, into that number of shares of the New Securities issued and sold in

4

such Qualified Financing determined by dividing (a) the Conversion Amount as of the Qualified Financing Conversion Date, by (b) the Qualified Financing Conversion Price. In connection with any conversion of this Note pursuant to this clause (a) the Holder will become a party to any purchase agreement, investor rights agreement, voting agreement and any other similar agreement entered into by the other investors in the Qualified Financing.

(b) Other Forms of Securities. In the event any warrants or other property or rights are issued or granted to investors in the Qualified Financing, a proportionate (based upon the amount of principal and interest on the Note being converted divided by 70%, which shall be deemed to be the amount invested by the Holder in the Qualified Financing in respect of the conversion of the Note) number and amount of such warrants and other property or rights shall be issued to the Holder in connection with such Qualified Financing. In the event that the securities issued in the Qualified Financing shall consist of convertible securities or other instruments that shall not constitute New Securities, the Note will convert into an appropriate amount of such convertible securities or instruments consistent with the foregoing.

4.3 Optional Conversion Upon an Equity Financing Other Than a Qualified Financing. In the event that the Company consummates any Equity Financing that shall not constitute a Qualified Financing (a “Non-Qualified Financing”), then (a) the Company shall, no later than ten (10) business days prior to the closing of such Non-Qualified Financing, but no earlier than ninety days prior to the reasonably anticipated closing date of such Non-Qualified Financing (as contemplated by any bona fide term sheet, letter of intent or similar indication of interest delivered to the Company by the proposed investors in respect of such Non-Qualified Financing), deliver written notice (a “Non-Qualified Financing Notice”) to the Holder of the occurrence of such Non-Qualified Financing, which Non-Qualified Financing Notice shall describe in reasonable detail the terms of such Non-Qualified Financing, and (b) the Holder shall have the right, but not the obligation, exercisable by delivery of written notice thereof to the Company within five (5) business days after delivery of the Non-Qualified Financing Notice, to convert the aggregate outstanding principal balance of this Note and all accrued and unpaid interest thereon into such number of shares of Common Stock, Common Stock Equivalents and other securities issued in such Non-Qualified Financing as determined in accordance with Section 4.2 above (calculated, for such purpose, as though such Non-Qualified Financing was a Qualified Financing for the purposes of Section 4.2 (including, without limitation, as though such Non-Qualified Financing was a Qualified Financing for the purposes of the definitions of “New Securities” and “Qualified Financing Conversion Price”)). In the event that the Holder shall elect to convert the Note pursuant to this Section 4.3, such conversion shall occur on the closing date of the applicable Non-Qualified Financing (the “Non-Qualified Financing Conversion Date”), and shall be subject to the provisions of clause (b) of Section 4.2 as though such Non-Qualified Financing were a Qualified Financing thereunder. In connection with any conversion of this Note pursuant to this Section 4.3 the Holder will become a party to any purchase agreement, investor rights agreement, voting agreement and any other similar agreement entered into by the other investors in the Non-Qualified Financing.

5

4.4 Sale Events.

(a) Subject to the provisions of Section 4.4(b) below, if any Sale Event shall occur at any time that this Note shall remain outstanding, (x) the Company shall, no later than ten (10) business days prior to the closing of such Sale Event but no earlier than ninety days prior to the reasonably anticipated closing date of such Sale Event (as contemplated by any bona fide term sheet, letter of intent or similar indication of interest delivered to the Company by the proposed acquirer in respect of such Sale Event), deliver written notice (a “Sale Event Notice”) to the Holder of the occurrence of such Sale Event, which Sale Event Notice shall describe in reasonable detail the terms of such Sale Event, and (y) this Note shall, on the closing date of such Sale Event, automatically be repaid as provided in Section 4.4(a)(i) below or be converted as provided in Section 4.4(a)(ii) below. The Holder shall, by delivery of written notice thereof to the Company within five (5) business days after delivery of the Sale Event Notice referred to in clause (x) above, elect to either:

(i) require the Company to pay to the Holder in cash, upon the closing or occurrence of such Sale Event and in full satisfaction of this Note, an amount (the “Repayment Amount”) equal to the product of (i) 142.86%, times (ii) the outstanding principal amount of this Note together with all accrued and unpaid interest thereon; or

(ii) convert the aggregate outstanding principal balance of this Note and all accrued and unpaid interest thereon, into that number of shares of Common Stock determined by dividing (A) the Conversion Amount as of the Sale Event, by (B) the Sale Event Conversion Price.

In the event that, in connection with any Sale Event, the Holder shall elect to be paid the Repayment Amount in cash in accordance with clause (i) above, the Company shall be required to pay to the Holder, on the date of the closing or occurrence of such Sale Event and in full satisfaction of this Note, an amount in cash equal to the Repayment Amount, and the Holder shall execute and deliver a customary payoff letter and release. In the event that, in connection with any Sale Event, the Holder shall elect to convert this Note in accordance with clause (ii) above, such conversion shall occur immediately prior to the closing of the Sale Event (the “Sale Event Conversion Date”) and the Holder shall be entitled to receive in connection with such Sale Event, in respect of the shares of Common Stock received by the Holder in such conversion, the same proceeds per share payable to each holder of Common Stock in such Sale Event. In the event that, in connection with any Sale Event, the Holder shall not timely make the election in accordance with this Section 4.4(a), the Holder shall be deemed to have elected to require the Company to pay to the Holder the Repayment Amount in cash under clause (i) above.

(b) In the event that, during the period from the date of this Note up to and including January 31, 2014, there does not occur a Qualified Financing, a

6

Non-Qualified Financing optional conversion according to Section 4.3 or a Sale Event, and this Note is still outstanding, then the provisions of this Section 4.4(b) shall apply. In connection with any Sale Event to which this Section 4.4(b) applies, if the Holder shall elect to convert this Note in accordance with clause (ii) above, the following clause (ii) terms shall apply rather than that in Section 4.4(a)(ii) above:

(ii) convert the aggregate outstanding principal balance of this Note and all accrued and unpaid interest thereon, into that number of shares of Common Stock determined by dividing (A) the Conversion Amount as of the Sale Event, by (B) the greater of (x) the price per share into which the debt under that certain Convertible Note Purchase Agreement, dated as of March 15, 2012, as amended, among the Company and each of the investors party thereto, converts on maturity or (y) the price per share paid in the Company’s most recent Non-Qualified Financing, primarily for equity financing purposes, occurring prior to such Sale Event which results in immediately available gross proceeds to the Company, excluding proceeds from this Note and any other indebtedness of the Company that converts into equity in such financing, of at least $2 million with at least 50% of the amount invested in such Equity Financing made by Persons who are not a holder of Common Stock or Common Stock Equivalents of the Company, an Affiliate of the Company, any strategic investor or an Affiliate of any of such Persons.

4.5 General.

(a) Upon the occurrence of any conversion of this Note pursuant to this Section 4, the Holder shall deliver to the Company during regular business hours at the principal office of the Company, or at such other office or agency of the Company as may be designated by the Company, this Note, duly endorsed or assigned in blank or to the Company.

(b) All shares of New Securities, Common Stock or Common Stock Equivalents, as applicable, issued upon the conversion of this Note in accordance with its terms shall be validly issued, fully paid and nonassessable.

(c) No fractional shares of New Securities, Common Stock or Common Stock Equivalents, as applicable, shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the applicable conversion price, as applicable.

(d) The Company shall, as soon as practicable after the Conversion Date, issue and deliver to the Holder a certificate or certificates for the number of shares of New Securities, Common Stock or Common Stock Equivalents, as applicable, to which the Holder shall be entitled under this Section 4, together with cash in lieu of any fraction of a share.

7

(e) The Company will not, by amendment of its charter or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note. Without limiting the generality of the foregoing, the Company will take all such actions as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of New Securities, Common Stock or Common Stock Equivalents, as applicable, upon the conversion of this Note.

(f) The Company shall pay any issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of New Securities, Common Stock or Common Stock Equivalents, as applicable, upon conversion of this Note pursuant to this Section 4; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in a name other than the name of the Holder, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

5. Prepayment. Except as may be required pursuant to Section 4.4, or with the written consent of the Holder, the Company may not prepay this Note in whole or in part prior to the Maturity Date.

6. Application of Payments. Payments on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

7. Waiver. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of enforcement and collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

8. Governing Law. This Note and any controversy arising out of or relating to this Note shall be governed by and construed in accordance with the internal laws of State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

9. Successors and Assigns. Subject to the restrictions on transfer described in the following sentence, the provisions of this Note shall inure to the benefit of and be binding on any successor to the parties. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by either party without the prior written consent of the other party.

10. Amendment. This Note is the Note issued by the Company pursuant to the Purchase Agreement. Any term of this Note may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only in accordance with Section 8.10 of the Purchase Agreement. No waivers of any term, condition or provisions of this Note, in any one or

8

more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11. Remedies. The Holder shall have the rights and remedies in respect of this Note as set forth in Section 7 of the Purchase Agreement.

12. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

13. Lock-Up. The Holder hereby agrees that, during the period of duration specified by the Company, not to exceed eighteen (18) months following the effective date of the registration statement for the Company’s initial public offering, it shall not, to the extent requested by the Company, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company issued to it upon conversion of this Note and held by it at any time during such period. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of each Investor (and the shares or other securities of every other person subject to the foregoing restriction) until the end of such period.

[Signatures Follow]

9

IN WITNESS WHEREOF, Company has executed this Convertible Promissory Note on the date first above written.

MARRONE BIO INNOVATIONS, INC.

Name:
Title:

10